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                               EXHIBIT 2(a)

RECEIPT FOR DEPOSIT AND REAL ESTATE SALE CONTRACT

                                                             March 23, 1999

TERMS OF SALE

Received from 620 Platt Road, L.L.C., hereinafter called Purchaser, the sum of One Hundred Thousand Dollars ($100,000) evidenced by check upon acceptance of this offer as a deposit on account of the purchase price of Four Million One Hundred Fifty Thousand ($4,150,000) for that certain real estate, together with all improvements thereon, situated in the Township of Raisin, County of Lenawee, State of Michigan, and described as follows:

An approx. 332,506 sq. ft. bldg. located on approx. 150 acres, known as 5550 Occidental Highway, Tecumseh, MI 49286, together with all personal property described on Exhibit "A" and Exhibit "B" attached. A complete legal with survey shall be provided by Seller.

Flood Zone:    No     Yes (Attach Form 5230)

     1. The deposit check will be held by CB Commercial Real Estate Group, Inc. ("Broker") or any other mutually acceptable and duly authorized escrowee to be cashed promptly upon mutual execution of the Real
     Estate Sale Contract ("Contract") and placed in its trust account until delivery of deed and the time for closing (hereinafter referred to as the closing) and then applied as a partial payment of the purchase price. The remainder of the purchase price shall be paid by Purchase as follows: Cash or wire transfer of funds at closing.

     2. As soon as reasonably possible following Seller's acceptance of this Contract, Seller shall pay for and furnish Purchaser a Commitment for Title Insurance ("Commitment") on the subject property, together with full copies of all Exceptions set forth therein, including but not limited to covenants, conditions, restrictions, easements, rights and rights of way of record, assessments, liens and other matters of record. Purchaser shall have ten (10) days after receipt of said Commitment, together with full copies of said Exceptions, within which to notify the Seller in writing of Purchaser's disapproval of any Exceptions shown in said Commitment, otherwise said Commitment shall be deemed approved. In the event of such disapproval, Seller shall have sixty (60) days from notice of Purchaser's disapproval to eliminate any disapproved Exception(s) from the Owner's Title Policy to be issued in favor of Purchaser. The Owner's Title Insurance
     Policy shall be a standard coverage policy in the amount of the total purchase price and shall be paid for by Seller.



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          In the event this contingency or any contingency in this Contract has not been eliminated or satisfied within the time limits and pursuant to the provisions herein, and unless Purchaser elects to waive the specific contingency by written notice to the Seller, the Contract resulting from Seller's acceptance hereof shall be deemed null and void, the deposit shall be returned to Purchaser, and this Contract shall be cancelled.

     3. The Seller shall make any payments required on existing mortgages or deeds of trust, land contracts, or other encumbrances, until the closing.

     4. All taxes, assessments, and special assessments for completed improvements which are due or billed in 1999 shall be paid by the Seller.

     5. Rentals, income, water bills, fuel, shall be prorated as of the closing. Seller shall pay the cost of any stamps and real estate transfer tax in accordance with the requirements of any lawful authority. Any advance tenant deposits and/or security deposits shall be credited to Purchaser.

     6. Purchaser reserves the right to take title to the subject property in a name or assignee other than shown above, provided, however, that the exercise of such right shall not relieve Purchaser of liability hereunder.

     7. Seller warrants and represents to the best of Seller's knowledge: the Property does not contain any hazardous substance; Seller has not caused the release of any hazardous substance in, on, or about the Property; the Property is not subject to any federal, state, or local superfund lien, proceeding, claim, liability, or action, or threat or likelihood thereof for the cleanup, removal, or remediation of any hazardous substance in the Property, on, or about the Property; and there is no asbestos in the Property.

          Purchaser shall be entitled to interplead said earnest deposit in the state court located in the county in which the Property is located, subtracting therefrom Broker's reasonably attorneys' fees and costs incurred in such interpleader action, and any commission which may be due Broker under this contract or any other separate agreement.

                                         Purchaser:  620 Platt Road L.L.C.

                                         By:  /s/  Donald Williamson
CB Commercial Real-Estate Group, Inc.
Licensed Real Estate Broker              Title:  President

By:  /s/ [signature]



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The undersigned Seller hereby approves and accepts the foregoing contract and agrees to sell the above described property under the terms and conditions herein set forth. The Seller agrees to pay CB Commercial Real Estate Group, Inc. the amount of 3 percent of the total consideration provided herein as a commission for services rendered in effecting the sale, payable at the closing. Seller shall pay to CB Commercial Real Estate Group, Inc. one-half of any portion of the deposit herein which is paid to Seller as liquidated damages by Purchaser provided such amount shall not exceed the amount of the commission hereunder.

                                 Date:  March 25, 1999

                                 Seller:  Orbital Engine Company

                                 By:  /s/ Richard C. Paille

                                 Title:  Secretary

                                 Address:  5550 Occidental Hwy
                                           Tecumseh, MI  49286































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ADDENDUM TO REAL ESTATE PURCHASE CONTRACT


This is an Addendum to the Real Estate Purchase Contract dated Tuesday, March 23, 1999, between 620 Platt Road, L.L.C. as Purchaser and Orbital Engine Company (USA) Inc. as Seller (the "Contract"), concerning the property known as 5550 Occidental, Tecumseh, Michigan 49286, as more specifically described in the Contract.
The term "Real Estate Purchase Contract" shall be deemed to include a Deposit Receipt, Earnest Money Contract, or any similar document.

21.) Seller shall at Seller's sole cost and expense provide Purchaser a red steel corner stake property survey, certified to Purchaser, and dated after the date of acceptance of this offer, prepared by a registered Michigan land surveyor, prior to closing, indicating the property contains no less than 150 acres, zoned light industrial and is not located in the flood plain.

22.) All items listed on Exhibit A except items 1-2-3-4-5-6-12-14-16-17-
     18-20-21-23-24-25-26-27-28 and all terms and items discribed on Exhibit "B" attached hereto and made a part hereof, excepting items lined out on Exhibit "A".

23.) This acceptance is contingent upon approval by th Orbital Board of Directors within 24 hours of 10:00 AM (EST) March 25, 1999.


In the event of any conflict between the terms of this Addendum and the Contract, the terms of this Addendum shall prevail.

Seller:  Orbital Engine Company         Purchaser:  620 Platt Road L.L.C.

By:  /s/ Richard C. Paille              By:  /s/ Donald Williamson

Title:  Secretary                       Title:  President

Address: _____________________________ Address: _______________________________
______________________________________ ________________________________________

Date: ________________________________ Date:  3/23/99